Filed Pursuant to Rule 433
Registration Statement No.: 333-107393

March 30, 2006

Final Term Sheet

*** FINAL PRICING TERMS ON THE REPUBLIC OF SOUTH AFRICA NOTES ***

ISSUER: REPUBLIC OF SOUTH AFRICA

SECURITIES: NOTES

EXPECTED RATINGS: Baa1/BBB+/BBB+

FORMAT: SEC REGISTERED (NO. 333-107393)

SIZE: €750,000,000

PROCEEDS, BEFORE EXPENSES, TO ISSUER: €742,672,500

MATURITY: APRIL 5, 2016

SETTLEMENT: APRIL 5, 2006 (T+4)

SPREAD: 62 BPS

YIELD: 4.605%

EURO 10 YR MID-SWAPS: 3.985%

PRICE TO PUBLIC: 99.173%

COUPON: 4.50% PER ANNUM (PAYABLE ANNUALLY)

INTEREST PAYMENT DATE: ANNUALLY, BEGINNING APRIL 5, 2007

REDEMPTION: NOT REDEEMABLE BY THE ISSUER PRIOR TO MATURITY

DENOMS: €50,000 AND HIGHER INTEGRAL MULTIPLES OF €1,000 THEREOF

BOOKS: DEUTSCHE BANK AG, LONDON BRANCH; STANDARD BANK PLC

CO-MANAGERS: NEDBANK CAPITAL, A DIVISION OF NEDBANK LIMITED; RAND MERCHANT BANK, A DIVISION OF FIRSTRAND BANK LIMITED

A preliminary prospectus supplement of Republic of South Africa accompanies the free-writing prospectus and is available from the SEC's website at

http://www.sec.gov/Archives/edgar/data/932419/000095013606002242/file001.htm.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free on 1-800-503-4611.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.